U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 15, 2018
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

640 Plaza Drive, Suite 270, Highlands Ranch, CO	80129
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.
On November 15, 2018, Advanced Emissions Solutions, Inc. ("ADES," or the "Company"), Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners I-B IP, LP, Energy Capital Partners I (Crowfoot IP), LP, and Carbon Solutions Management, LLC (collectively referred to as the "Sellers") entered into a Purchase and Sale Agreement (the "Purchase Agreement") pursuant to which the Company has agreed to purchase from Sellers 100% of the equity interests of ADA Carbon Solutions, LLC ("Carbon Solutions") (the "Carbon Solutions Acquisition") for a total purchase price of $75.0 million plus fees and will be financed through $70.0 million of secured term loan, less original issue discount, and $10.0 million of assumed capital leases ("Purchase Price"). The Purchase Agreement requires the Company to use commercially reasonable efforts to obtain financing and ensure the availability of funds to pay the Purchase Price and close the Carbon Solutions Acquisition on or before December 28, 2018 (the "Termination Date"). The Purchase Agreement also provides that the Company will deposit $2.0 million into escrow at signing which will be payable to Carbon Solutions as a break-up fee in the event the Carbon Solutions Acquisition does not close by the Termination Date due to failure on the part of the Company. The Carbon Solutions Acquisition is subject to other usual and customary conditions. The Company expects the Carbon Solutions Acquisition to close on or before December 28, 2018.
Carbon Solutions is an activated carbon company and the North American leader in mercury capture using powder activated carbon for the coal-fired power plant, industrial and water treatment markets. Carbon Solutions also owns an associated lignite mine which supplies the raw material for the powered activated carbon plant. Carbon Solutions was formed in 2008 as a 50/50 joint venture by the Company and Energy Capital Partners LLC. The Company relinquished its ownership in 2011 as part of a legal settlement agreement as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. At the time of entering into the Purchase Agreement there was no relationship between the Company and any of the Sellers or Carbon Solutions.
The description above of the Purchase Agreement is qualified in its entirety by reference to the terms of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
On November 15, 2018, ADES issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is included as Exhibit 99.1 to this report.

Item 8.01	Other Events.
On November 15, 2018, ADES and funds managed by affiliates of Apollo Global Management, LLC (collectively, "Apollo"), executed a commitment letter ("Commitment Letter") pursuant to which Apollo has offered to provide funding for the Carbon Solutions Acquisition in the form of a $70 million First Lien Term Loan Facility (the "Facility"), subject to customary conditions. Affiliates of Apollo are a beneficial owner of greater than five percent of the Company's common stock. The proposed terms of the Facility provide for a total term loan commitment of $70 million for a term of 36 months.
The Facility will have an interest rate equal to 3-month LIBOR (subject to a 1.5% floor) + 4.75% per annum, which shall be payable quarterly in arrears. Quarterly principal payments of $6 million will be required beginning on March 1, 2019. ADES will be able to prepay the Facility at any time without penalty.
The Facility will be secured by substantially all of the assets of ADES and its subsidiaries (including those acquired in the Carbon Solutions Acquisition), including the cash flows from Tinuum Group LLC and Tinuum Services LLC (collectively, the "Tinuum Entities"), but excluding ADES’ equity interests in the Tinuum Entities. ADES expects the Facility to include financial covenants (including minimum expected future net cash flows from the refined coal business and minimum unrestricted cash) as well as affirmative and negative covenants that are customary for a transaction of this type, and that will allow ADES to continue its capital allocation program including dividends and share repurchases.
Terms and conditions of the Facility remain subject to negotiation. The Commitment Letter provides for a 21-day period of exclusivity of negotiation between ADES and Apollo. ADES expects to execute definitive loan documentation substantially concurrently with the closing of the Carbon Solutions Acquisition, and will disclose at that time the final negotiated terms of the Facility.
Attached as Exhibit 99.2 to this report is the Company's Investor Presentation related to the planned Carbon Solutions Acquisition.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1
Purchase and Sale Agreement by and among Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners I-B IP, LP, Energy Capital Partners I (Crowfoot IP), LP, and Carbon Solutions Management, LLC, as Sellers, and Advanced Emissions Solutions, Inc., as Purchaser, dated as of November 15, 2018*

99.1	Press Release dated November 15, 2018
99.2	Investor Presentation dated November 16, 2018
*Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2018

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer